Exhibit 99.1

155 North Lake Avenue 91101
PO Box 7084
Pasadena, California 91109-7084
1.626.578.3500 Fax 1.626.578.7144
Press Release

FOR IMMEDIATE RELEASE	July 28, 2014

For additional information contact:

John W. Prosser, Jr.
Executive Vice President, Finance and Administration
626.578.6803

Jacobs Engineering Group Inc. Reports Earnings for the Third Quarter of Fiscal 2014
PASADENA, CALIF - Jacobs Engineering Group Inc. (NYSE:JEC) announced today its financial results for the third quarter of fiscal 2014 ended June 27, 2014.
Third Quarter Fiscal 2014 Highlights:

•	Net earnings for the quarter of $64.8 million;

•	Diluted EPS for the quarter of $0.49; and

•	Backlog at June 27, 2014 of $18.5 billion.

Jacobs reported today net earnings of $64.8 million, or $0.49 per diluted share, on revenues of $3.2 billion for its third quarter of fiscal 2014 ended June 27, 2014. This compares to net earnings of $108.9 million, or $0.83 per diluted share, on revenues of $3.1 billion for the third quarter of fiscal 2013 ended June 28, 2013.

Included in the company’s results for the quarter ended June 27, 2014 is an aggregate after tax negative impact of $47.0 million or $0.35 per diluted share related to restructuring efforts.

Jacobs also announced total backlog of $18.5 billion at June 27, 2014, including a technical professional services component of $12.3 billion. This is up approximately 7.5% from total backlog and up approximately 11.2% from technical professional services backlog of $17.2 billion and $11.1 billion, respectively, at June 28, 2013.

Commenting on the results for the third quarter, Jacobs President and CEO Craig Martin stated, “Third Quarter results reflect good underlying performance by the business.  In spite of delays in investment decisions in a number of markets, we were able to continue to build backlog. Our control of SG&A costs was also good.  Our customers' capital expenditure forecasts remain robust and our prospect list is good. Our outlook for the fourth quarter and for FY15 continues to be positive.”

Exhibit 99.1

Commenting on the Company’s earnings outlook for the remainder of fiscal 2014, Jacobs Chief Financial Officer John W. Prosser, Jr. stated, “We’re making good progress with the restructuring and expect it to be complete by the end of FY14. Excluding the unusual adjustments in the first half and the net impact of restructuring in the second, we expect our EPS for the year to be slightly below the midpoint of Q2 guidance which was $3.15 to $3.55 per share.”

Jacobs is hosting a conference call at 11:00 a.m. Eastern Time on Tuesday, July 29, 2014, which it is webcasting live on the Internet at www.jacobs.com.

Jacobs is one of the world's largest and most diverse providers of technical professional and construction services.

Statements made in this press release that are not based on historical fact are forward-looking statements. Although such statements are based on management's current estimates and expectations, and currently available competitive, financial, and economic data, forward-looking statements are inherently uncertain, and you should not place undue reliance on such statements as actual results may differ materially. We caution the reader that there are a variety of risks, uncertainties and other factors that could cause actual results to differ materially from what is contained, projected or implied by our forward-looking statements. For a description of some of the factors that may occur that could cause actual results to differ from our forward-looking statements see our Annual Report on Form 10-K for the period ended September 27, 2013, and in particular the discussions contained under Item 1 - Business; Item 1A - Risk Factors; Item 3 - Legal Proceedings; and Item 7 - Management's Discussion and Analysis of Financial Condition and Results of Operations, as well as the Company’s other filings with the Securities and Exchange Commission. We also caution the readers of this release that we do not undertake to update any forward-looking statements made herein.

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Exhibit 99.1

Financial Highlights:
Results of Operations (in thousands, except per-share data):

	Three Months Ended		Nine Months Ended
	June 27, 2014	June 28, 2013	June 27, 2014	June 28, 2013
Revenues	$3,231,791	$3,080,995	$9,476,715	$8,675,720
Costs and Expenses:
Direct costs of contracts	(2,670,052)	(2,613,991)	(7,944,731)	(7,308,092)
Selling, general, and administrative expenses	(437,802)	(298,645)	(1,140,565)	(873,797)
Operating Profit	123,937	168,359	391,419	493,831
Other Income (Expense):
Interest income	2,624	1,332	7,425	3,521
Interest expense	(5,565)	(2,786)	(10,490)	(9,515)
Gain on sale of intellectual property, net	—	—	12,147	—
Miscellaneous expense, net	(2,950)	1,518	(3,139)	(1,195)
Total other income (expense), net	(5,891)	64	5,943	(7,189)
Earnings Before Taxes	118,046	168,423	397,362	486,642
Income Tax Expense	(46,737)	(56,334)	(136,304)	(162,941)
Net Earnings of the Group	71,309	112,089	261,058	323,701
Net Earnings Attributable to Noncontrolling Interests	(6,467)	(3,218)	(19,024)	(11,419)
Net Earnings Attributable to Jacobs	$64,842	$108,871	$242,034	$312,282
Earnings Per Share (“EPS”):
Basic	$0.50	$0.84	$1.86	$2.42
Diluted	$0.49	$0.83	$1.83	$2.39

Weighted Average Shares Used to Calculate EPS:
Basic	130,738	129,536	130,417	129,094
Diluted	132,611	131,295	132,460	130,590

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Exhibit 99.1

Other Operational Information (in thousands):

	Three Months Ended		Nine Months Ended
	June 27, 2014	June 28, 2013	June 27, 2014	June 28, 2013
Revenues by Major Component:
Technical professional services	$1,893,095	$1,719,986	$5,437,593	$5,026,034
Field services	1,338,696	1,361,009	4,039,122	3,649,686
Total	$3,231,791	$3,080,995	$9,476,715	$8,675,720

Depreciation (pre-tax)	$25,684	$17,737	$70,701	$49,828
Amortization of Intangibles (pre-tax)	$13,641	$6,646	$35,329	$22,327
Pass-Through Costs Included in Revenues	$700,294	$674,715	$2,152,875	$1,794,748

Capital Expenditures	$(25,081)	$(27,035)	$(92,033)	$(91,520)

Selected Balance Sheet and Backlog Information (in thousands):

	June 27, 2014	June 28, 2013
Balance Sheet Information:
Cash and cash equivalents	$772,613	$1,295,517
Working capital	1,583,178	2,066,934
Total debt	830,767	444,976
Total Jacobs stockholders' equity	4,501,027	4,091,606

Backlog Information:
Technical professional services	$12,324,244	$11,087,100
Field services	6,162,976	6,108,500
Total	$18,487,220	$17,195,600

Non-U.S. GAAP Financial Measures:

The following table reconciles certain elements of the Company's results of operations excluding the 2014 Restructuring to its U.S GAAP results of operations. Although such information is non-GAAP in nature, it is presented because management believes it provides a better view of the Company’s operating results to investors to assess the Company’s performance and operating trends.

	Without 2014 Restructuring	Effects of 2014 Restructuring	U.S. GAAP
Consolidated pre-tax earnings (loss)	$174,701	$(56,654)	$118,047
Tax (expense) benefit	(56,440)	9,702	(46,738)
Net earnings of the Group	118,261	(46,952)	71,309
Non-controlling interests	(6,467)	—	(6,467)
Net earnings of Jacobs	$111,794	$(46,952)	$64,842
Diluted earnings (loss) per share	$0.84	$(0.35)	$0.49

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